SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

October 25, 2005

Date of Report (Date of earliest event reported)

Factory Card & Party Outlet Corp.

(Exact name of registrant as specified in its charter)

Delaware	333-21859	36-3652087
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2727 Diehl Road, Naperville, Illinois 60563

(Address of principal executive offices) (Zip Code)

(630) 579-2000

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Material Definitive Agreement.

On October 25, 2005, Factory Card & Party Outlet Corp. (the “Company”) entered into a settlement term sheet with Midwest One Distribution Company with respect to the previously disclosed lawsuit initially filed by Midwest One in March 2004. Midwest One had alleged damages of approximately $4.8 million.

The settlement term sheet provides for a mutual release by the parties relating to the former distribution agreement between the parties and the subject matter of the aforementioned lawsuit. Under the terms of the settlement, the Company agreed to pay Midwest One, without interest, an aggregate of $550,000; payable $125,000 by November 30, 2005, an additional $150,000 by December 30, 2005 and the remaining balance of $275,000 by March 31, 2006.

Midwest One has agreed to transfer to the Company, at the Company’s option, certain sorting equipment.

A copy of the settlement term sheet is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 7.01. Regulation FD Disclosure.

The Company expects that it will take a pre-tax charge of approximately $240,000 in the third fiscal quarter of 2005 with respect to the settlement of the Midwest One litigation. The Company had reserved an aggregate of approximately $300,000 in prior fiscal quarters relating to this litigation.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

	99.1	Settlement Term Sheet dated October 25, 2005 between Factory Card & Party Outlet Corp. and Midwest One Distribution Company.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FACTORY CARD & PARTY OUTLET CORP.

/s/ Gary W. Rada
Gary W. Rada
Dated: October 26, 2005	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Settlement Term Sheet dated October 25, 2005 between Factory Card & Party Outlet Corp. and Midwest One Distribution Company.